Exhibit 99.1
ABERCROMBIE & FITCH REPORTS FIRST QUARTER RESULTS;
FIRST QUARTER NET INCOME INCREASES TO $60.1 MILLION;
FIRST QUARTER NET INCOME PER DILUTED SHARE INCREASES TO $0.65;
COMPANY REPURCHASED 1 MILLION SHARES OF ITS CLASS A COMMON STOCK;
BOARD OF DIRECTORS DECLARES QUARTERLY DIVIDEND OF $0.175;
COMPANY REAFFIRMS SEASONAL EARNINGS GUIDANCE
New Albany, Ohio, May 23, 2007: Abercrombie & Fitch Co. (NYSE: ANF) today reported unaudited results which reflected record first quarter net income of $60.1 million and net income per diluted share of $0.65 for the thirteen weeks ended May 5, 2007, a 7% increase over net income of $56.2 million and a 5% increase over $0.62 per diluted share for the thirteen weeks ended April 29, 2006.
First Quarter Developments
•	Total Company net sales increased 13% to $742.4 million; comparable store sales decreased 4%

•	Total direct-to-consumer net sales increased 43% to $43.5 million

•	Abercrombie & Fitch net sales increased 7% to $333.3 million; Abercrombie & Fitch comparable store sales decreased 4%

•	abercrombie net sales increased 12% to $89.1 million; abercrombie comparable store sales decreased 2%

•	Hollister Co. net sales increased 19% to $309.7 million; Hollister comparable store sales decreased 5%

•	RUEHL net sales increased 84% to $10.2 million; RUEHL comparable store sales decreased 3%

•	Net income for the first quarter increased 7% to $60.1 million from $56.2 million in Fiscal 2006

•	Net income per diluted share in the first quarter increased 5% to $0.65 from $0.62 in Fiscal 2006

•	Abercrombie & Fitch Co. repurchased 1.0 million shares of its Class A Common Stock

•	The Company opened its first European location, an Abercrombie & Fitch flagship at 7 Burlington Gardens, London

Mike Jeffries, Chief Executive Officer and Chairman of the Board of Abercrombie & Fitch Co., said:
“Our first quarter financial results reflect the strength of our business strategy and the execution of our plan. Despite difficult selling conditions that impacted most retailers during this period, we enhanced each of our brands while delivering record profit. We achieved financial and operational progress by improving gross margin and effectively managing variable expenses to increase profit for the quarter. We continue to grow our business for the long term by opening in new markets and developing new concepts, while achieving our goal of delivering strong short term results as we continue to build for the future.”

First Quarter Financial Results
Net sales for the thirteen weeks ended May 5, 2007 increased 13% to $742.4 million from $657.3 million for the thirteen weeks ended April 29, 2006. Total Company direct-to-consumer net sales increased 43% to $43.5 million for the thirteen week period ended May 5, 2007, compared to the thirteen week period ended April 29, 2006. Total Company comparable store sales decreased 4% for the thirteen weeks ended May 5, 2007, compared to the thirteen weeks ended May 6, 2006.
The gross profit rate for the quarter was 65.6%, up 20 basis points compared to last year. The improvement in gross profit rate was due to an improvement in initial markup partially offset by a slightly higher markdown rate versus last year.
Stores and Distribution expense, as a percentage of sales, increased 220 basis points to 41.5% from 39.3%. The increase in rate versus last year resulted from the inability to leverage fixed expenses due to the comparable store sales decline. Contributing to the unfavorable rate were minimum wage rate increases and pre-opening expenses associated with the London flagship opening. Partially offsetting the increases was a reduction in variable expenses including payroll hours, which were reduced on a per store basis.
Marketing, General and Administrative expense, as a percentage of sales, decreased 150 basis points to 12.1% from 13.6%. The reduction in rate versus last year resulted from a decrease in home office payroll, travel, and outside services.
Operating income for the first quarter increased 10% to $92.7 million compared to $84.0 million.
Net income for the quarter increased 7% to $60.1 million compared to $56.2 million last year.
Net income per diluted share increased 5% to $0.65 compared to $0.62 for the first quarter of Fiscal 2006.
2007 Outlook
The Company reaffirmed its previously disclosed earnings guidance which stated it expects net income per diluted share for the first-half of Fiscal 2007 to be in the range of $1.47 to $1.52, representing between 10% to 13% earnings growth over the first half of Fiscal 2006. The low end of the guidance reflects a flat comparable store sales scenario for the second quarter of Fiscal 2007.
The Company plans total capital expenditures for Fiscal 2007 to be between $395 million and $405 million with approximately $220 million of this amount allocated to new store construction and store remodels. Approximately $60 million is allocated to “refresh” improvements and other brand enhancing investments planned for existing stores with the balance related to home office, information technology, and direct-to-consumer infrastructure investments.
For Fiscal 2007, the Company expects to increase gross square-footage by approximately 11% to 12%, primarily through the addition of ten new Abercrombie & Fitch stores, 29 new abercrombie stores, 69 new Hollister Co. stores, and nine new RUEHL stores.

Other Developments
On March 22, 2007, the Company opened its first European location, an Abercrombie & Fitch flagship at 7 Burlington Gardens, London. The London flagship is off to an excellent start exceeding the Company’s initial productivity and profit expectations.
During the first quarter of Fiscal 2007, the Company repurchased 1.0 million shares of Class A Common Stock at a cost of $79 million as part of its previously authorized stock repurchase program. The Company has 4.67 million shares remaining under its existing repurchase authorization.
The Board of Directors declared a quarterly cash dividend of $0.175 per share on the Class A Common Stock of Abercrombie & Fitch Co. payable on June 26, 2007 to shareholders of record at the close of business on June 5, 2007.
The Company operates 355 Abercrombie & Fitch stores, 180 abercrombie stores, 396 Hollister Co. stores and 16 RUEHL stores in the United States. The Company operates three Abercrombie & Fitch stores and three Hollister Co. stores in Canada, and one Abercrombie & Fitch store in London, England. The Company operates e-commerce websites at www.abercrombie.com, www.abercrombiekids.com, and www.hollisterco.com.
Today at 4:30 PM, Eastern Time, the Company will conduct a conference call. Management will discuss the Company’s performance, its plans for the future and will accept questions from participants. To listen to the live conference call, dial (800) 811-0667 or internationally at (913) 981-4901. To listen via the internet, go to www.abercrombie.com, select the Investors page and click on Calendar of Events. Replays of the call will be available shortly after its completion. The audio replay can be accessed for two weeks following the reporting date by calling (888) 203-1112 or internationally at (719) 457-0820 followed by the conference ID number 5786431; or for 12 months by visiting the Company’s website at www.abercrombie.com.
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For further information, call:	Thomas Lennox
Vice President, Corporate Communications
(614) 283-6751
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Press Release or made by management of A&F involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company’s control. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” and similar expressions may identify forward-looking statements. The following factors, in addition to those included in the disclosure under the heading “FORWARD-LOOKING STATEMENTS AND RISK FACTORS” in “ITEM 1A. RISK FACTORS” of A&F’s Annual Report on Form 10-K for the fiscal year ended February 3, 2007, in some cases have affected and in the future could affect the Company’s financial performance and could cause actual results for the 2007 fiscal year and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this Press Release or otherwise made by management: changes in consumer spending patterns and consumer preferences; the effects of political and economic events and conditions domestically and in foreign jurisdictions in which the Company operates, including, but not limited to, acts of terrorism or war; the impact of competition and pricing; changes in weather patterns; postal rate increases and changes; paper and printing costs; market price of key raw materials; ability to source product from its global supplier base; political stability; currency and exchange risks and changes in existing or potential duties, tariffs or quotas; availability of suitable store locations at appropriate terms; ability to develop new merchandise; ability to hire, train and retain associates; and the outcome of pending litigation. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. Therefore, there can be no assurance that the forward-looking statements included in this Press Release will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company, or any other person, that the objectives of the Company will be achieved. The forward-looking statements herein are based on information presently available to the management of the Company. Except as may be required by applicable law, the Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Income
(Unaudited)
Thirteen Weeks Ended May 5, 2007 and Thirteen Weeks Ended April 29, 2006
(in thousands except per share data)

	ACTUAL		ACTUAL
	2007	% of Sales	2006	% of Sales
Net Sales	$742,410	100.0%	$657,271	100.0%
Cost of Goods Sold	255,141	34.4%	227,356	34.6%

Gross Profit	487,269	65.6%	429,915	65.4%
Total Stores and Distribution Expense	308,238	41.5%	258,352	39.3%
Total Marketing, General and Administrative Expense	90,175	12.1%	89,699	13.6%
Other Operating Income, Net	(3,854)	-0.5%	(2,121)	-0.3%

Operating Income	92,710	12.5%	83,985	12.8%
Interest Income, Net	(3,711)	-0.5%	(3,166)	-0.5%

Income Before Income Taxes	96,421	13.0%	87,151	13.3%
Income Tax Expense	36,340	4.9%	30,911	4.7%
Effective Rate	37.7%		35.5%

Net Income	$60,081	8.1%	$56,240	8.6%

Net Income Per Share:
Basic	$0.68		$0.64
Diluted	$0.65		$0.62

Weighted-Average Shares Outstanding:
Basic	87,746		87,858
Diluted	92,292		91,327

Abercrombie & Fitch Co.
Condensed Consolidated Balance Sheets
(in thousands)

	(Unaudited)
	May 5, 2007	February 3, 2007
ASSETS
Current Assets
Cash and Equivalents	$73,919	$81,959
Marketable Securities	268,052	447,793
Receivables	49,052	43,240
Inventories	401,753	427,447
Deferred Income Taxes	33,735	33,170
Other Current Assets	64,872	58,469

Total Current Assets	891,383	1,092,078

Property and Equipment, Net	1,174,751	1,092,282

Other Assets	65,028	63,707

Total Assets	$2,131,162	$2,248,067

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Accounts Payable and Outstanding Checks	$111,831	$128,310
Accrued Expenses	222,391	260,219
Deferred Lease Credits	36,385	35,423
Income Taxes Payable	715	86,675

Total Current Liabilities	371,322	510,627

Long-Term Liabilities
Deferred Income Taxes	33,734	30,394
Deferred Lease Credits	205,885	203,943
Other Liabilities	129,083	97,806

Total Long-Term Liabilities	368,702	332,143

Total Shareholders’ Equity	1,391,138	1,405,297

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,131,162	$2,248,067